Exhibit 99.1

GameStop Reports First Quarter 2012 Results

New business initiatives help drive margin expansion of 280 basis points

Company declares $0.15 quarterly dividend

GRAPEVINE, Texas--(BUSINESS WIRE)--May 17, 2012--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today reported sales and earnings for the first quarter ended April 28, 2012.

First Quarter Results

Total global sales for the first quarter of 2012 were $2.00 billion compared to $2.28 billion in the prior year quarter, a decrease of 12.2%. As announced last week, consolidated comparable store sales decreased 12.5% compared to the prior year quarter.

Paul Raines, chief executive officer, stated, “GameStop continues to outperform the market in new game sales through the late stages of this console cycle. Despite slower store traffic during the quarter, we achieved our earnings target due primarily to gross margin expansion and positive profit contributions from our pre-owned, mobile and digital businesses. We expect those segments to fill the profitability gap as we transition to the new console cycle.”

During the quarter, sales in the pre-owned and Other categories were down slightly, while sales in new hardware and software declined more than expected. Digital receipts, which are included in the Other category, increased 23% over the first quarter of 2011. Mobile sales, also included in the Other category, were $12 million, on plan to reach the company’s goal for mobile sales of $150 to $200 million in 2012.

GameStop’s net earnings for the first quarter were $72.5 million compared to net earnings of $80.4 million in the prior year quarter. As announced last week, diluted earnings per share were $0.54, compared to diluted earnings per share of $0.56 in the prior year quarter.

Capital Allocation Update

During the first quarter of 2012, GameStop repurchased 5.35 million shares at an average price of $22.70, or $121.5 million worth of stock. As of today, $455 million remains available for share repurchase under the current stock buyback authorization.

GameStop’s board of directors also declared a quarterly cash dividend of $0.15 per common share payable on June 12, 2012 to shareholders of record at the close of business on May 29, 2012.

Earnings Guidance

For the second quarter of fiscal 2012, GameStop expects comparable store sales to range from -11.0% to -5.0%. Diluted earnings per share are expected to range from $0.10 to $0.18.

The company maintains its previously announced full year diluted earnings per share guidance range of $3.10 to $3.30. Full year comparable store sales are expected to range from -5.0% to flat.

Note: Current guidance only includes the effect of the shares purchased thus far in fiscal 2012.

Conference Call and Webcast Information

GameStop will host a first quarter earnings conference call at 10:00 a.m. CDT on May 17, 2012. The phone number for the call is 877-719-9795 and the pass code is 5854128. The call can also be accessed at GameStop Corp.’s investor relations website at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s investor website.

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop’s retail network and family of brands include 6,614 company-operated stores in 15 countries worldwide and online at www.GameStop.com. The network also includes: www.Kongregate.com, a leading browser-based game site; Game Informer(R) magazine, the leading multi-platform video game publication; Spawn Labs, a streaming technology company; and a digital PC game distribution platform available at www.GameStop.com/pc.

General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the second quarter and fiscal 2012, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for current generation consoles; the launch of next generation consoles and the features of such consoles; the cyclical nature of the video game industry; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 28, 2012 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

GameStop Corp.
Statements of Operations
(in millions, except per share data)

	13 weeks	13 weeks
	ended	ended
	April 28, 2012	April 30, 2011

Sales	$2,002.2	$2,281.4
Cost of sales	1,402.3	1,661.2

Gross profit	599.9	620.2

Selling, general and administrative
expenses	440.4	442.7
Depreciation and amortization	44.5	46.4

Operating earnings	115.0	131.1

Interest expense, net	0.4	6.1
Earnings before income
tax expense	114.6	125.0

Income tax expense	42.2	45.0

Consolidated net income	72.4	80.0
Net loss attributable to noncontrolling interests	0.1	0.4
Consolidated net income attributable to GameStop	$72.5	$80.4

Net income per common share:
Basic[1]	$0.54	$0.56
Diluted[1]	$0.54	$0.56

Dividends per common share	$0.15	$-

Weighted average common shares
outstanding:
Basic	134.0	142.7
Diluted	134.8	143.7

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	70.0%	72.8%

Gross profit	30.0%	27.2%

SG&A expenses	22.0%	19.4%
Depreciation and amortization	2.3%	2.0%

Operating earnings	5.7%	5.8%

Interest expense, net	0.0%	0.3%

Earnings before income
tax expense	5.7%	5.5%

Income tax expense	2.1%	2.0%
Consolidated net income	3.6%	3.5%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop	3.6%	3.5%

[1] Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Balance Sheets
(in millions, except per share data)

	April 28,	April 30,
	2012	2011
ASSETS:
Current assets:
Cash and cash equivalents	$329.1	$395.8
Receivables, net	48.1	50.6
Merchandise inventories	1,118.2	1,306.1
Prepaid expenses and other current assets	101.0	106.2
Deferred taxes	39.2	24.1
Total current assets	1,635.6	1,882.8

Property and equipment:
Land	22.4	25.7
Buildings & leasehold improvements	602.2	590.8
Fixtures and equipment	877.3	840.7
	1,501.9	1,457.2
Less accumulated depreciation and amortization	952.7	837.8
Net property and equipment	549.2	619.4

Goodwill, net	2,021.3	2,081.2
Other noncurrent assets	252.9	344.0
Total assets	$4,459.0	$4,927.4

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$656.4	$872.2
Accrued liabilities	662.6	629.1
Total current liabilities	1,319.0	1,501.3

Other long-term liabilities	162.7	177.2
Senior notes payable, net of discount	0.0	249.2
Total liabilities	1,481.7	1,927.7

Stockholders' equity:
Preferred stock - authorized 5.0 shares; no shares
issued or outstanding	--	--
Class A common stock - $.001 par value; authorized 300.0 shares;
132.0 and 141.3 shares outstanding, respectively	0.1	0.1
Additional paid-in-capital	611.3	823.1
Accumulated other comprehensive income	170.4	292.3
Retained earnings	2,197.6	1,886.2
Equity attributable to GameStop Corp. stockholders	2,979.4	3,001.7
Equity(deficit) attributable to noncontrolling interest	(2.1)	(2.0)
Total equity	2,977.3	2,999.7
Total liabilities and stockholders' equity	$4,459.0	$4,927.4

GameStop Corp.

Schedule I
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	April 28, 2012		April 30, 2011
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$348.6	17.4%	$432.4	19.0%
New video game software	731.1	36.5%	914.7	40.1%
Used video game products	619.0	30.9%	625.0	27.4%
Other	303.5	15.2%	309.3	13.5%

Total	$2,002.2	100.0%	$2,281.4	100.0%

GameStop Corp.

Schedule II
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	April 28, 2012		April 30, 2011
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$22.9	6.6%	$30.1	7.0%
New video game software	150.0	20.5%	174.9	19.1%
Used video game products	304.2	49.1%	300.0	48.0%
Other	122.8	40.5%	115.2	37.2%

Total	$599.9	30.0%	$620.2	27.2%

CONTACT:
Matt Hodges
Vice President,
Public and Investor Relations
GameStop Corp.
(817) 424-2130